                                                                     Exhibit 4.1



90 Park Avenue                                             301 Eastwood Road
38th Floor                                          Woodmere, New York 11598
New York, NY 10016                                    (516) 569-6089 (phone)
(212) 953-4901 (phone)                                   (646)349-9655 (fax)
(646)349-9655 (fax)                                     efiings@vfilings.com
sstern@vfilings.com
-----------------------------------------------------------------------------


October 22, 2003

                         RE: CONTRACT FOR EDGAR SERVICES


MILITARY RESALE


I.       Consulting Services

         Vintage Filings has and will continue to provided the following consulting and advisory services: a review your Company's prior filings for the period of the prior twelve months and, while taking into consideration the new requirements of Sarbanes Oxley, analyze how best to economically edgarize your filings and determine a cost effective plan to edgarize filings you are likely to require over the next 12 months. We have for the past six months and will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can assist and train the Company how to file Section 16 reporting requirement (Forms 3, 4 and 5 ) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We have and will also assist in formatting filings which may include Forms 3, 4, 5 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing the expected costs we have taken into account the typical costs associated with

         -        text and tabular pages

         -        amended proofs and changed pages / expedited fees

         -        test filing and real time live filing fees

         -        all email distributions of PDF EDGAR proofs

         -        all facsimile transmissions of EDGAR proofs

         -        all 12b25 and NT-10K extension forms

         -        SEC filing of a Form ID

II. Fees

For services rendered to the Company, you have agreed to issue, to our below named individuals, shares of the Company's Common Stock to be registered under Form S-8 in the following amounts:

     - 50,000 shares and 300,000 warrants at $.25 to be registered in the name of
         Shai Z. Stern
         43 Maple Avenue
         Cedarhurst, NY 11516

     - 50,000 shares and 300,000 warrants at $.25 to be registered in the name of
         Seth Farbman
         301 Eastwood Road
         Woodmere, NY 11598

We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 953-4901 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 516-569-6084. We look forward to beginning of a mutually beneficial relationship.


                                Best wishes,

                                /s/ Seth A. Farbman
                                ----------------------------------
                                Seth A. Farbman, Esq.
                                Co-Chairman and President
AGREED:

COMPANY: MILITARY RESALE GROUP, INC.


By: /s/ Ethan D. Hokit
    ----------------------------
    Ethan D. Hokit, President


                                       2